FINANCIAL STATEMENTS
                            AND REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                           ATIO CORPORATION USA, INC.

                               1997 ANNUAL REPORT

                                    CONTENTS



                                                                   Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.................. 3

FINANCIAL STATEMENTS

   BALANCE SHEETS................................................... 4

   STATEMENTS OF OPERATIONS......................................... 5

   STATEMENTS OF SHAREHOLDERS' DEFICIT.............................. 6

   STATEMENTS OF CASH FLOWS......................................... 7

   NOTES TO FINANCIAL STATEMENTS.................................... 9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Atio Corporation USA, Inc.

                We have audited the accompanying balance sheet of Atio Corporation USA, Inc. (a Minnesota corporation) as of December 31, 1997, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atio Corporation USA, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred accumulated losses since inception of $4,138,850 and losses are expected to continue due to continuing sales and marketing efforts and further development of its products. These factors, among others, as discussed in note B, raise substantial doubt about the Company's ability to continue as a going concern. As indicated in note B, the Company is continuing its efforts to raise the additional funds required to carry on its activities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                          /s/ Grant Thornton LLP

Minneapolis, Minnesota
February 20, 1998

                           ATIO CORPORATION USA, INC.

                                 BALANCE SHEETS

                                  DECEMBER 31,


                ASSETS                                                                 1997             1996
                                                                                    -----------      -----------
                                                                                     (audited)       (unaudited)
CURRENT ASSETS
   Cash                                                                             $   318,783      $   133,635
   Accounts receivable, net                                                              87,401           98,573
   Prepaid expenses                                                                      43,872           37,002
                                                                                    -----------      -----------

                Total current assets                                                    450,056          269,210

FURNITURE AND EQUIPMENT, AT COST                                                        297,319          118,615
   Less accumulated depreciation and amortization                                        69,696           25,594
                                                                                    -----------      -----------
                                                                                        227,623           93,021
                                                                                    -----------      -----------

                                                                                    $   677,679      $   362,231
                                                                                    ===========      ===========
                LIABILITIES AND
                   SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Due to affiliates                                                                $   137,025      $ 1,079,284
   Accounts payable                                                                     252,066           19,395
   Accrued salaries and benefits                                                         23,665           59,608
   Other accrued expenses                                                                32,893           41,210
   Advances from customers                                                                   --            9,260
                                                                                    -----------      -----------

                Total current liabilities                                               445,649        1,208,757

COMMITMENTS                                                                                  --               --

REDEEMABLE COMMON STOCK                                                                 500,000               --

SHAREHOLDERS' DEFICIT
   Common stock, $.01 par value, authorized 11,000,000 shares; issued and outstanding 3,800,000 shares as of December 31, 1997 and 2,000,000 shares
      as of December 31, 1996                                                            38,000           20,000
   Additional paid-in capital                                                         5,896,213               --
   Accumulated deficit                                                               (4,138,850)        (866,526)
                                                                                    -----------      -----------
                                                                                      1,795,363         (846,526)
   Stock subscription receivable                                                     (2,063,333)              --
                                                                                    -----------      -----------
                                                                                       (267,970)        (846,526)
                                                                                    -----------      -----------

                                                                                    $   677,679      $   362,231
                                                                                    ===========      ===========


The accompanying notes are an integral part of these statements.

                           ATIO CORPORATION USA, INC.

                            STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31,




                                      1997              1996            1995
                                   -----------      -----------      ---------
                                    (audited)       (unaudited)     (unaudited)
Net revenues
   Services                        $   698,284      $   721,012      $ 581,577
   Products                            185,620          127,237        173,718
                                   -----------      -----------      ---------
                                       883,904          848,249        755,295

Costs and expenses
   Cost of products sold                98,368           76,652        114,463
   Sales and marketing expense       1,558,782          545,240        257,252
   General and administrative        1,419,059          483,685        272,695
   Technical support                   756,169          267,836        200,086
   Research and development            267,159               --             --
                                   -----------      -----------      ---------
                                     4,099,537        1,373,413        844,496
                                   -----------      -----------      ---------

                Operating loss      (3,215,633)        (525,164)       (89,201)

Interest expense                       (56,691)              --             --
                                   -----------      -----------      ---------

                NET LOSS           $(3,272,324)     $  (525,164)     $ (89,201)
                                   ===========      ===========      =========



The accompanying notes are an integral part of these statements.

                           ATIO CORPORATION USA, INC.

                       STATEMENTS OF SHAREHOLDERS' DEFICIT

                               FOR THE YEARS ENDED
                        DECEMBER 31, 1997, 1996 AND 1995

                                                      Common stock
                                                      ------------         Additional                     Stock            Total
                                                   Shares       Par          paid-in      Accumulated   subscription   shareholders'
                                                   issued       value        capital        deficit      receivable       deficit
                                                 ----------    --------    -----------    -----------    -----------    -----------
Balances as of December 31, 1994
    (unaudited)                                   1,000,000    $ 10,000    $        --    $  (252,161)   $        --    $  (242,161)
     Net loss                                            --          --             --        (89,201)            --        (89,201)
                                                 ----------    --------    -----------    -----------    -----------    -----------
Balances as of December 31, 1995 (unaudited)
                                                  1,000,000      10,000             --       (341,362)            --       (331,362)
     Net loss                                            --          --             --       (525,164)            --       (525,164)
     Issuance of additional common stock
       to parent                                  1,000,000      10,000             --             --             --         10,000
                                                 ----------    --------    -----------    -----------    -----------    -----------
Balances as of December 31, 1996 (unaudited)
                                                  2,000,000      20,000             --       (866,526)            --       (846,526)
     Net loss                                            --          --             --     (3,272,324)            --     (3,272,324)

     Capital contribution by affiliate                   --          --      3,088,307             --             --      3,088,307

     Issuance of common stock, net of expenses
       of $174,094                                2,000,000      20,000      3,305,906             --     (3,000,000)       325,906

     Redeemable common stock                       (200,000)     (2,000)      (498,000)            --             --       (500,000)

     Development services provided                       --          --             --             --        266,667        266,667

     Collections on stock subscription
       receivable                                        --          --             --             --        670,000        670,000
                                                 ----------    --------    -----------    -----------    -----------    -----------
Balances as of December 31, 1997
     (audited)                                    3,800,000    $ 38,000    $ 5,896,213    $(4,138,850)   $(2,063,333)   $  (267,970)
                                                 ==========    ========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                           ATIO CORPORATION USA, INC.

                            STATEMENTS OF CASH FLOWS

                        FOR THE YEARS ENDED DECEMBER 31,



                                                               1997           1996        1995
                                                            -----------    ---------    ---------
                                                             (audited)    (unaudited)  (unaudited)
Cash flows from operating activities:
   Net loss                                                 $(3,272,324)   $(525,164)   $ (89,201)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization                             44,102       15,209        6,179
       Development services                                     266,667           --           --
       Issuance of common stock                                      --       10,000           --
       Changes in operating assets and liabilities:
         Accounts receivable                                     11,172       62,519      (94,521)
         Prepaid expenses                                        (6,870)         612      (20,222)
         Other assets                                                --       21,780        5,119
         Accounts payable                                       232,671       19,395       (1,309)
         Accrued salaries and benefits                          (35,943)      21,625       11,204
         Other accrued expenses                                  (8,317)      22,699        5,559
         Advances from customers                                 (9,260)      (4,720)       3,700
                                                            -----------    ---------    ---------

                Net cash used in operating activities        (2,778,102)    (356,045)    (173,492)

Cash flows from investing activities:
   Purchase of property and equipment                          (178,704)     (77,411)      (7,182)

Cash flows from financing activities:
   Net advances from affiliates                               2,146,048      528,914      154,748
   Proceeds from issuance of common stock                       995,906           --           --
                                                            -----------    ---------    ---------

                Net cash provided by financing activities     3,141,954      528,914      154,748
                                                            -----------    ---------    ---------

                Net increase (decrease) in cash                 185,148       95,458      (25,926)

Cash, beginning of year                                         133,635       38,177       64,103
                                                            -----------    ---------    ---------

Cash, end of year                                           $   318,783    $ 133,635    $  38,177
                                                            ===========    =========    =========

                           ATIO CORPORATION USA, INC.

                        FOR THE YEARS ENDED DECEMBER 31,



Supplemental disclosure of non-cash investing and financing activities:

   During 1997, Venturian Corp. (Venturian) made a capital contribution of $3,088,307 through the forgiveness of amounts owed to Venturian.

   During 1997, 200,000 shares of the Company's common stock were reclassified to redeemable common stock, based upon the terms of the shareholders agreement entered into in 1997 (see note C).

   During 1997, the Company reduced the stock subscription receivable for development services provided by Atio PTY during 1997.

   During 1996, the Company issued 1,000,000 shares of its common stock, par value of $10,000, to Venturian in consideration for Venturian providing working capital advances to the Company.



The accompanying notes are an integral part of these statements.

                           ATIO CORPORATION USA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)




NOTE A  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Business

   Atio Corporation USA, Inc., formerly Venturian Software Enterprises, Inc., (the "Company" or "Atio USA") provides customer contact automation software under the trade name Cybercall(R). The Company historically has provided high-technology information services in the Upper Midwest as a value-added dealer of Magic(TM) software, providing primarily consulting services and custom applications development.

   Prior to October 1997, the Company was a 90 percent owned subsidiary of Venturian Corp. ("Venturian") and prior to December 1996 was an 80 percent owned subsidiary of Venturian. Effective October 1, 1997, the Company entered into a joint venture agreement (see note B) with Venturian, Atio Corporation
   (PTY) Ltd. ("Atio PTY") of South Africa, Atio Corporation International, Inc. ("Atio International") and the Company's minority shareholder and president, Ilan Sharon ("Sharon"), whereby Atio International acquired a 50 percent interest in the Company through funding provided by Atio PTY.

   As a result of this agreement, at December 31, 1997 Atio International owns 50 percent, Venturian owns 45 percent and Sharon owns 5 percent of the Company. The Company changed its name to Atio Corporation USA, Inc. upon completion of the transaction.

   Accounts Receivable

   The Company grants credit to customers in the normal course of business, but generally does not require collateral to support the amounts due. Management performs ongoing credit evaluations of customers. The Company maintains allowances for potential credit losses which, when realized, have been within management's expectations. The allowance for doubtful accounts was $76,433 and $3,279 as of December 31, 1997 and 1996.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)




NOTE A  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -  Continued

   Furniture and Equipment - Depreciation and Amortization

   Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Depreciation is computed for financial reporting purposes using straight-line depreciation methods and for tax purposes using accelerated methods. Estimated lives used in the calculation of depreciation for financial reporting purposes range from 3 to 10 years.

   Employee Stock Options

   The Company's employee stock option plans are accounted for under the intrinsic value method.

   Revenue Recognition

   The Company recognizes revenue when products are shipped or services are rendered.

   Research and Development

   The Company expenses research and development costs as incurred.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE B  -  ABILITY TO CONTINUE AS A GOING CONCERN

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred accumulated losses since inception of $4,138,850 and, to date, the research, development, sales and marketing and other business operations of the Company have been funded primarily through the private sale of the Company's securities and advances from affiliates.

   The future of the Company is dependent upon its ability to raise additional working capital to fund its sales and marketing efforts and its continued development of its products. The Company is currently seeking additional sources of financing to fund its operations and management expects to make future capital calls (see note C). There is no assurance that the Company will achieve a profitable level of operations or that the Company will be able to obtain the necessary working capital through external financing or capital calls. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue in existence.


NOTE C  -  JOINT VENTURE AGREEMENT

   Effective October 1, 1997, the Company entered into a joint venture agreement (see note A). Pursuant to the terms of the joint venture agreement, the Company issued 2,000,000 shares of its common stock to Atio International in exchange for $3,500,000 and a royalty-free license with respect to Atio International's AtioCall products. The joint venture agreement provides for the $3,500,000 to be paid by Atio PTY, on behalf of Atio International, in various installment payments with the final payment due in August 1998.

   There were additional agreements entered into in connection with the joint venture agreement as follows:

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE C  -  JOINT VENTURE AGREEMENT  -  Continued

     Technology and License Agreement

     The Technology and License Agreement (the "License Agreement"), among other things, provides (i) the Company with a worldwide exclusive right, on a royalty-free basis, to Atio International's AtioCall products, (ii) for the transfer of the AtioCall product rights to the Company, subject to certain conditions, no later than December 31, 1999, (iii) that Atio PTY furnish certain development services in connection with this exclusive right, and
     (iv) that the Company pay an initial prepayment for such development services through the offset of $800,000 of the amount owing by Atio PTY for the purchase of the Company's common stock.

     The License Agreement is effective until the earlier of various dates defined in the License Agreement including, among others, (i) when the AtioCall product rights are transferred to the Company, (ii) the closing of a merger of the Company and Atio International whereby Atio International acquires all of the common stock or assets of the Company, or (iii) December 31, 1999, if the transfer of the AtioCall product rights has not occurred and the Company is not then actively engaged in the marketing of computer telephony products.

     Technology Development and Support Agreement

     The Technology Development and Support Agreement (the "Development Agreement"), among other things, provides for Atio PTY to perform such product development services as to which the Company and Atio PTY mutually agree. The Company is required to purchase development services exclusively from Atio PTY until March 1, 1999; thereafter, the Company may purchase such services from any source. Compensation for the development and support services is based upon annual budgets mutually agreed to by Atio PTY and the Company. The Development Agreement also provides for additional compensation to Atio PTY of five percent of the Company's gross profit from the licensing of AtioCall products, effective September 1, 1998. During the year ended December 31, 1997, Atio PTY provided development services to the Company of $266,667, which were paid for through an offset to the stock subscription receivable.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE C  -  JOINT VENTURE AGREEMENT  -  Continued


     The Development Agreement is effective until September 1, 1999 and for so long thereafter as the Company and Atio PTY mutually agree.

     Shareholders Agreement

     The Shareholders Agreement (the "Shareholders Agreement"), among other things, sets forth (i) various terms and restrictions for the transfer of any of the Company's shares of common stock, (ii) certain matters with respect to the governance of the Company, and (iii) the Company's responsibility to redeem Sharon's shares of common stock upon his termination or death, at a price as defined in the Shareholders Agreement. The Shareholders Agreement also provides for (i) various terms in connection with additional capital call requirements, (ii) Venturian having the right to cause the Company to be merged with and into Atio International, with Atio International as the surviving company, and (iii) for 28,000 of the Company's shares of common stock issued to Atio International to be held as security interest until all of the installment payments on the stock subscription receivable have been made and all of the development services have been rendered by Atio PTY as provided for in the respective agreements.

     The principal terms of the Shareholders Agreement shall terminate immediately if a registration statement filed by the Company in connection with the sale of its common shares is declared effective by the Securities and Exchange Commission and the sale of common shares is consummated.

     During 1997, 200,000 shares of the Company's common stock were reclassified to redeemable common stock, based upon the Company's responsibility to redeem those shares.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE C  -  JOINT VENTURE AGREEMENT  -  Continued

     Distribution Agreement

     The Distribution Agreement (the "Distribution Agreement") provides for Atio International to have exclusive distribution rights outside of North America for the Company's Cybercall products. The terms of the Distribution Agreement, among other things, (i) provide Atio International with the right, subject to certain limitations, to appoint dealers to market and distribute the Cybercall products to end users, (ii) sets forth various pricing and payment terms, and (iii) defines responsibilities for end-user support.

     The Distribution Agreement is effective for five years or until that earlier date if the AtioCall product rights revert back to Atio International per the terms of the License Agreement. The Distribution Agreement may be renewed for additional terms upon the mutual agreement of the parties.

     Services Agreement

     Pursuant to the terms of the Services Agreement (the "Services Agreement"), Atio International is to provide the Company with certain general and product development services, as defined, for $29,708 per month plus quarterly and annual incentive payments, as defined.

     The term of the Services Agreement is for four years and may be renewed for successive one-year periods. The Services Agreement may be terminated by the Company prior to that time upon written notice and may result in 12 months of additional payments upon termination.


NOTE D  -  DUE TO AFFILIATES

     The Company has received advances from Venturian for working capital needs. Advances from Venturian at December 31, 1997 are due upon demand and are collateralized by all of the Company's receivables and equipment. The Company was charged interest at the prime rate (effective rate of 8.5% as of December 31, 1997) on advances received during 1997. Interest expense of $56,691 was recorded by the Company for the year ended December 31, 1997.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE D  -  DUE TO AFFILIATES  -  Continued

   In connection with the joint venture agreement (see notes A and C), during 1997 Venturian made a capital contribution of $3,088,307 to the Company through the forgiveness of amounts owed to Venturian. As of December 31, 1997 and 1996, advances of $85,661 and $1,079,284 were payable to Venturian. The amount due to Venturian of $85,661 was paid in full during 1998.

   Pursuant to the Services Agreement (see note C), the Company owed Atio International $51,364 for certain general services performed during the year ended December 31, 1997.


NOTE E  -  EMPLOYEE BENEFIT PLANS

   Through December 31, 1997, the Company participated in a defined contribution 401(k) plan sponsored by Venturian. Substantially all employees were eligible to participate in the Venturian plan after completing at least one year of service, as defined in the plan. The 401(k) plan allowed employees to defer a portion of their salary on a pretax basis through contributions to the plan. Employer matching contributions were at the discretion of Venturian management.

   Effective January 1, 1998, the Company established its own defined contribution plan with similar features.


NOTE F  -  LEASE COMMITMENTS

   The Company's operations are conducted in a leased facility under an agreement expiring in July 2000. In addition, the Company also leases certain office equipment under operating leases. Rent expense was $41,869, $15,787 and $10,000 during the years ended December 31, 1997, 1996 and 1995, which included $10,000 in 1996 and 1995 for facility rent charged by Venturian.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)

NOTE F  -  LEASE COMMITMENTS  -  Continued

   Future minimum annual rental commitments under noncancelable leases are as follows for the years ending December 31:

                1998                          $138,774
                1999                           144,653
                2000                           102,483
                2001                            27,870
                2002                            27,870
                Thereafter                       2,321
                                                ------

                                              $443,971


NOTE G  -  INCOME TAXES

   Through September 30, 1997, the Company's results of operations were included in Venturian's consolidated income tax returns. No income tax benefit was allocated to the Company during the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995. For the three months ended December 31, 1997, the Company will file a short period income tax return as a stand alone entity. Approximately $1,222,000 of net operating losses incurred prior to September 30, 1997 were allocated to the Company due to the Company no longer being a member of Venturian's consolidated tax return. Approximately $1,120,000 of these net operating losses were incurred during 1997.

   As of December 31, 1997, the Company has net operating loss carryforwards of approximately $2,735,000, including the net operating losses allocated to the Company, available to offset future earnings through 2012. The Company's ability to utilize the net operating loss carryforwards may be limited as a result of equity ownership changes.

   Deferred tax assets and liabilities are recorded based upon the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE G  -  INCOME TAXES  -  Continued

   As of December 31, 1997, the Company has a net long-term deferred tax asset of approximately $1,012,000 which has been fully offset by a valuation allowance, due to the uncertainty of the net deferred tax asset providing a benefit in the future.


NOTE H  -  STOCK OPTIONS

   In November 1996, the Company's board of directors and shareholders approved a stock option plan which provides participating employees the right to purchase common stock of the Company through incentive and non-qualified stock options. A total of 755,000 shares of common stock are reserved for issuance under the plan. At December 31, 1997, 565,000 shares were available for grant under the plan.

   Under the plan, incentive stock options may not be granted at a purchase price less than fair market value of the common shares on the date of the grant (or for an option granted to a person holding more than 10% of the Company's voting stock at less than 110% of fair market value). Under the plan, the option term is fixed at the date of grant and may not exceed ten years from the date the option is granted (except that an incentive stock option granted to a person holding more than 10% of the Company's voting stock may be exercisable only for five years). Options become exercisable in installments generally over two years. No options have been granted to a person holding more than 10% of the Company's voting stock. No compensation expense has been recorded by the Company since the inception of the plan.

                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE H  -  STOCK OPTIONS  -  Continued

   A summary of the Company's stock option transactions for the years ended December 31, 1997 and 1996 is as follows:

                                                                1997                          1996
                                                                 ----                          ----
                                                                      Weighted                      Weighted
                                                                       average                      average
                                                                      exercise                      exercise
                                                       Shares          price          Shares         price
                                                       ------          -----          ------         -----

     Outstanding at beginning of year                  100,000        $1.00                -       $      -
       Granted                                          90,000         1.22            100,000          1.00
       Forfeited                                       (18,750)        1.00                -              -
                                                      --------                         -------

     Outstanding at end of year                        171,250         1.12            100,000          1.00
                                                       =======                         =======

     Options exercisable at end of year                 76,250        $1.00                -
                                                       =======                         =======

     Weighted average fair value of options
       granted during the year                                        $1.13                             $.92



   The following information applies to grants that are outstanding at December 31, 1997:

                                   Options outstanding                              Options exercisable
                                     -------------------                              -------------------
                                             Weighted
                                             average
                                             remaining           Weighted                                Weighted
           Exercise         Number           contractual          average               Number            average
            prices        outstanding          life            exercise price         exercisable       exercise price
            ------        -----------          ----            --------------         -----------       --------------
            $1.00           161,250            9 years              $1.00               76,250            $1.00
            $3.00            10,000           10 years              $3.00                  -
                            -------                                                     ------
                            171,250                                                     76,250
                            =======                                                     ======


                           ATIO CORPORATION USA, INC.

                        DECEMBER 31, 1997, 1996 AND 1995
            (DATA RELATED TO DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


NOTE H  -  STOCK OPTIONS  -  Continued

   The Company's pro forma net loss for 1997 and 1996, had the fair value based method been used, are set forth below. These effects may not be representative of the future effects of applying this method.

                                        1997            1996
                                    --------------    --------

     Net loss    As reported         $(3,272,324)    $(525,164)
                 Pro forma            (3,344,944)     (529,258)

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used in 1997 and 1996: zero dividend yield; expected volatility of 200%; risk-free interest rates of 6.37% and 5.67%; and an expected life of 3 years.


NOTE I  -  MAJOR CUSTOMERS

   During the years ended December 31, 1997, 1996 and 1995 one customer accounted for 36%, 45% and 44% and another customer accounted for 12%, 26% and 13% of the Company's net revenues. Two other customers each accounted for more than 10% of net revenues during the year ended December 31, 1997.